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                                WILLIAM E. EHARDT
                         CERTIFIED PUBLIC ACCOUNTANT


                        INDEPENDENT AUDITOR'S REPORT



Board of Directors and Shareholders
Quality Resorts of America, Inc.
Fair Oaks, California


I have audited the accompanying consolidated balance sheet of Quality Resorts of America, Inc. (a California corporation), and subsidiaries as of June 30, 1997 and 1996, and the related statements of income, stockholders' equity/(deficit), and cash flow for the fiscal years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Quality Resorts of America, Inc. and subsidiaries as of June 30, 1997 and 1996, and the results of its operations, stockholders' equity/(deficit), and its cash flows for the years then ended in conformity with generally accepted accounting principles.



__________________________
San Francisco, California
January 23, 1998



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